       As filed with the Securities and Exchange Commission on February 16, 1996
                                           Registration No. 33-_________________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             ---------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------


                              CEDAR GROUP, INC.
--------------------------------------------------------------------------------
              (Exact name of issuer as specified in its charter)

                 Delaware                                                   1-10372                                       23-2577796
------------------------------------------------------------------------------------------------------------------------------------
(State or other jurisdiction of incorporation or organization)       (S.E.C. File Number)       (I.R.S. Employer Identification No.)

                 500 Rue Notre Dame, Lachine, Quebec, Canada                                                                 H8S 2B2
------------------------------------------------------------------------------------------------------------------------------------
                          (Address of Principal Executive Offices)                                                        (Zip Code)

                            1995 STOCK OPTION PLAN
                         EXECUTIVE OPTION AGREEMENTS

--------------------------------------------------------------------------------
                          (Full title of the plans)

                        The Corporation Trust Company
                1209 Orange Street, Wilmington, Delaware 19801
--------------------------------------------------------------------------------
                   (Name and Address of Agent for Service)

                                (215) 563-7750
--------------------------------------------------------------------------------
         (Telephone number, including area code of agent for service)


                                   Copies to:

Joseph P. Galda, Esquire                           Mr. Michel L. Marengere
Clark, Ladner, Fortenbaugh & Young                 Chairman and Chief Executive Officer
One Commerce Square                                Cedar Group, Inc.
2005 Market Street - 22nd Floor                    500 Rue Notre Dame
Philadelphia, Pennsylvania 19103                   Lachine, Quebec CANADA H8S 2B2
(215) 241-5043                                     (514) 634-3550


If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / x /

                      EXHIBIT INDEX APPEARS AT PAGE II-7.

                       CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                        Proposed Maximum        Proposed Maximum
Title of Securities              Amount to be           Offering Price           Aggregate                Amount of
to be Registered                 registered(1)           Per Share(2)          Offering Price(2)      Registration Fee

--------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock
Issuable upon Exercise of
Options under the 1995 Plan       1,500,000                 $5.875               $8,812,500              $3,038.55

Shares of Common Stock
Issuable upon Exercise of
Options under the Option
Agreements                          300,000                 $2.68                $  804,000              $  277.22


==========================================================================================================================

(1) Indicates the aggregate number of shares of common stock, $.001 par value ("Common Stock") authorized and reserved for issuance and which may be sold upon the exercise of options which have been or may be issued under the 1995 Stock Option Plan (the "1995 Plan") and the Stock Option Agreements between the Company and each of Michel Marengere, Rene Amyot and Micheline Prud'homme (collectively, the "Option Agreements").

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Act"). With respect to the 1995 Plan, the fee is calculated on the basis of the average between the high and low price per share of Common Stock on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") as of February 9, 1996 (within 5 business days prior to filing this Registration Statement). With respect to the Option Agreements, the fee is calculated on the basis of the United States dollar equivalent of the exercise price pursuant to the Option Agreements.


                                EXPLANATORY NOTE

         The prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of Common Stock which may be issued in the future upon the exercise of options granted under the 1995 Plan and under the Option Agreements (hereinafter such prospectus will be referred to as the "Prospectus"). In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8.





                                      (ii)

PROSPECTUS
(FORM S-3)
                               CEDAR GROUP, INC.

                        1,500,000 Shares of Common Stock
                               ($.001 par value)
                Issuable upon exercise of Options covered by the
                           the 1995 Stock Option Plan

               -------------------------------------------------

                    300,000 Shares of Common Stock Issuable
                  upon exercise of Options covered by Certain
                            Stock Option Agreements

               -------------------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               -------------------------------------------------

         This Prospectus is being used in connection with the offering from time to time by certain stockholders ("Selling Stockholders") of Cedar Group, Inc. (the "Company") of shares of Common Stock of the Company which may be acquired upon the exercise of stock options pursuant to the 1995 Stock Option Plan (the "1995 Plan") and pursuant to the Stock Option Agreements between the Company and each of Michel Marengere, Rene Amyot and Micheline Prud'homme (collectively, the "Option Agreements"). The Company will not receive any of the proceeds from the sale of the shares, but will receive funds upon the exercise of the options covered by the 1995 Plan and the Option Agreements.

         The Common Stock issuable upon exercise of the options covered by the 1995 Plan and the Option Agreements may be sold from time to time by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. All discounts, commissions or fees incurred in connection with the sale of the shares offered hereby will be paid by the Selling Stockholders or by the purchasers of the shares, except that the expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission, and of registering or qualifying the shares under any applicable state securities law will be paid by the Company.

         The Common Stock of the Company is listed on the National Market
System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "CGMV". The closing price of the Corporation's Common Stock as reported by NASDAQ on February 9, 1996 was $5.875.

                           --------------------------

         No person is authorized to give any information or to make any representations, other than as contained herein or specifically incorporated herein by reference, in connection with the offer made in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy any shares of Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

PURCHASE OF THESE SECURITIES MAY INVOLVE MATERIAL RISKS.  SEE "RISK FACTORS."

                           --------------------------

--------------------------

               The date of this Prospectus is February 16, 1996.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained upon written request addressed to the Commission at the Public Reference Section, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on NASDAQ and reports and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, DC 20006.

         In addition, the Company will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents. See "INCORPORATION OF DOCUMENTS BY REFERENCE". Such requests should be directed to J. Arthur Gelinas, Vice-President Corporate Services, Cedar Group, Inc., 500 Rue Notre Dame, Lachine, Quebec, CANADA H8S 2B2, (514) 634-3550.

                               TABLE OF CONTENTS


                                                                 Page
                                                                 ----
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . .     7

Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . .  12

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . .  12

Description of Securities . . . . . . . . . . . . . . . . . . . .  13

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . .    14

Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .  14

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

Incorporation of Documents By Reference . . . . . . . . . . . . .  15

                                  THE COMPANY

         Cedar Group, Inc. (the "Company"), through its operating subsidiaries, participates in two principal market segments: infrastructure engineering and manufacturing services, and industrial specialty fasteners, respectively.

         Dominion Bridge Inc. ("Dominion Bridge") and Steen Contractors Ltd. ("Steen") are the Company's principal operating subsidiaries and are involved in the engineering infrastructure segment, which accounted for approximately 97% of the Company's consolidated revenue during the fiscal year ended September 30, 1995 ("Fiscal 1995"). Dominion Bridge was acquired from United Dominion Industries Limited ("UDIL") in April 1994, though pursuant to the acquisition agreement the transaction was effective from an accounting point of view from March 9, 1994. Steen was acquired in July 1995 pursuant to a Share Purchase Agreement whereby the Company acquired 75% of the outstanding common stock of Steen with the remaining 25% to be purchased in two installments in 1996 and 1997. The acquisition of Steen was given effect from an accounting point of view from April 1, 1995.

         The Company has three operating subsidiaries in the industrial fastener segment located in the United States, namely, Unimetric Corporation ("Unimetric"), a 70% owned subsidiary involved in the manufacturing of specialty fasteners for the industrial and aerospace markets, and Banyan Fastener Corp. and M.S.W. International, Inc. (collectively, the "Fastener Importers"), both of which are importers and distributors of standard industrial fasteners.

         The Company has announced its intention to make an offer to acquire all of the ordinary shares of McConnell Dowell Corporation Limited ("MDC"), a publicly-traded infrastructure engineering company in Australia and New Zealand, subject to approval by the Australian Treasurer under the Foreign Acquisitions and Takeover Act of 1975. The Company currently owns 14.9% of the ordinary shares of MDC and the tender offer for MDC is contingent upon the Company acquiring an aggregate minimum of 40.1% of the ordinary shares of MDC which it does not own. It is anticipated that the tender offer will remain open until the end of March 1996. There can be no assurances that even if the Australian Treasurer approves the tender offer that it will be completed successfully.

         The Company is incorporated in Delaware and its principal executive offices are located at 500 Rue Notre Dame, Lachine, Quebec, CANADA H8S 2B2. The Company's telephone number is (514) 634-3550.

                                  RISK FACTORS

         An investment in shares of Common Stock being offered by this Prospectus may involve a material degree of risk. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information concerning the Company and its business contained elsewhere in this Prospectus, before purchasing shares of Common Stock offered hereby.

         1. NEED FOR ADDITIONAL FINANCING. As of the date of this Prospectus, the Company is attempting to acquire control of MDC. As a result, the Company is in the process of negotiating bank lines of credit necessary to complete the MDC acquisition. In addition, the Company's wholly-owned subsidiary, Cedar Group (TCI) Inc. LLC ("TCI") is undertaking a private offering outside of the United States of up to an additional $15 milion of shares of preferred stock convertible into the Company's Common Stock.

         There can be no assurances that the Company will successfully secure financing when necessary. The Company's failure to secure additional financing when required could have an adverse effect on its acquisition of MDC, its financial condition and the continued viability of some of its operating subsidiaries.

         2. RISK OF PRODUCT AND CONSTRUCTION LIABILITY. The Company is subject to a risk of claims for product and construction liability. If a liability claim exceeding the Company's insurance coverage or its own available resources were to be successfully asserted against the Company, it could have a material adverse effect on the Company's financial condition. The Company has liability insurance which it believes is customary for the industries in which it participates. However, there is no assurance that such coverage will be sufficient to fully insure against claims brought against the Company and its subsidiaries, or that the Company will be able to maintain such insurance at affordable rates or obtain additional insurance covering its business.

         3. CONTRACTUAL LIABILITY FOR LATE PROJECTS AND COST OVERRUNS. Many of the projects undertaken by the Company provide for penalties for delays in completion. In addition, such projects are usually undertaken on a fixed price basis. Accordingly, the Company's results of operations may be adversely affected by delays in completion or cost overruns. Furthermore, Dominion Bridge obtains contractual assistance from subcontractors on various projects and is solely responsible for the costs of the subcontractors without recourse to the owner of the project.

Accordingly, the Company may suffer financial losses if it cannot successfully claim such losses from the owner of the project.

         4. SECURED LIENS -- EXISTENCE OF LIENS ON SIGNIFICANT PORTIONS OF ASSETS. A significant portion of Dominion Bridge's assets have been pledged as collateral to secure the Company's obligations under its arrangements with UDIL. Additionally, the inventory and book debts and other assets of Dominion Bridge have been pledged to a Canadian bank to secure its line of credit. In the event Dominion Bridge fails to comply with its obligations, Dominion Bridge's assets, inventory and book debts could be foreclosed upon. Moreover, to the extent that Dominion Bridge's assets, inventory and book debts continue to be pledged to secure the obligations and line of credit, such assets, inventory and book debts will be unavailable to secure additional debt financing, which may adversely affect Dominion Bridge's ability to borrow in the future.

         5. LIMITATIONS ON NET OPERATING LOSS CARRYFORWARDS. The Company had federal net operating loss carryforwards for financial reporting and income tax purposes, however, these carryforwards are subject to limitations on the amount that can utilized by the Company in a fiscal year due to change of ownership rules as defined by applicable federal tax statutes. Consequently, the Company may not receive future benefits from existing net operating loss carryforwards available to offset future taxable income.

         6. NEED TO OBTAIN PERFORMANCE BONDS. Many of the projects undertaken by Dominion Bridge and by Steen are subject to a requirement that Dominion Bridge and Steen post a performance bond. If the Company is unable to secure bonding it will not be able to undertake additional projects which would have a significant adverse effect on the Company's financial condition.

         7. POSSIBLE ENVIRONMENTAL LIABILITY. Government regulations in Canada and the United States prohibit the discharge into the environment of hazardous substances. Although the Company believes that it complies with these regulations, there can be no assurance that the Company will not be held financially responsible for environmental contamination that may have occurred prior to its acquisition of its operating businesses.

         8. ASSUMED LITIGATION. As a result of its acquisition of Dominion Bridge, the Company has assumed certain pending and threatened litigation. It is impossible at this time for the Company to predict with any certainty the outcome of such litigation. However, management is of the opinion, based upon information presently available, that it is unlikely that any liability, to the extent not provided for through insurance or otherwise, would be material in relation to the Company's consolidated financial position.

         9. DEPENDENCE ON KEY PERSONNEL. To a material extent, the Company's future success is dependent upon the continued efforts of its Chairman and Chief Executive Officer, Mr. Michel L. Marengere, and its President and Chief Operating Officer, Mr. Nicolas Matossian. The loss of their services would likely have a material adverse effect on the Company's business. The Company has obtained "key-man" insurance on Mr. Marengere's life.

         10. COMPETITION. The markets in which the Company competes are highly competitive. In particular, a significant portion of the business sought by its Dominion Bridge and Steen subsidiaries is awarded on a competitive bid basis. Many of the companies with which the Company competes have substantially greater financial, managerial and other resources than those of the Company. As a result, the Company may be at a competitive disadvantage when bidding for new projects.

         11. FOREIGN JOINT VENTURES. The Company's principal operating subsidiary, Dominion Bridge, has formalized or reached agreements in principle with respect to six large scale infrastructure joint venture projects in China and a water treatment project in Indonesia to be undertaken by one of its subsidiaries. These joint ventures are subject to significant conditions, including the negotiation of definitive agreements, third party participation and the raising of required capital. There can be no assurances that these arrangements will lead to completed projects, or that the projects, if completed, will prove to be profitable to the Company. Furthermore, doing business in China entails significant additional risk factors, including, among others, the need to comply with Chinese currency restrictions and that country's federal, state and local laws. The Company believes the present attitude to foreign investment in the People's Republic of China and to infrastructure projects, in general, to be favorable, however, investors should assess the political risks of investing in a foreign country. Similar risks apply in Indonesia and in other countries where Dominion Bridge and Steen may be undertaking business opportunities.

         12. POSSIBLE VOLATILITY OF STOCK PRICES. Taking into account the registration under the Securities Act of the securities offered hereby, the Company may have approximately 17,297,582 shares of Common Stock outstanding, substantially all of which will be eligible for public trading. This amount does not include the shares of TCI, which are convertible into shares of the Company, which will be issued in the offshore private placement currently being undertaken by TCI, the investors in which will have certain rights to register under the Sercurities Act the resale of shares of Common Stock received upon conversion of the TCI shares. Although it is impossible to predict market influences and prospective values for securities, it is possible that, in and of itself, the substantial increase in the number of shares available for sale could have a depressive effect upon the market value of the Company's Common Stock. Furthermore, certain of the Selling Security Holders have obtained significant unrealized appreciation in their investment and may desire to realize all or a portion of these gains. Because of the factors described above and elsewhere in this Prospectus, the market prices of the Company's Common Stock following the date of this Prospectus may be highly volatile.

         13. ADDITIONAL POSSIBLE DILUTION. The Company is authorized to issue 20,000,000 shares of Common Stock of which 15,497,582 shares were outstanding as of February 1, 1996. In addition, the Company has reserved for issuance an additional 1,592,167 shares of Common Stock in connection with its acquisition of Dominion Bridge, and 2,435,000 share purchase warrants and stock options issued to its directors, executive officers and investment bankers. In connection with other business matters deemed appropriate by the Company's management, there can be no assurances that the Company will not, in fact, undertake the issuance of more shares of Common Stock without notice to then existing stockholders. This may be done in order to, among other things, facilitate a business combination, acquire assets or stock of another business, generate debt or equity financing, or for other valid business reasons in the discretion of the Company's Board of Directors.

         14. EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. As of February 1, 1996, the Company had outstanding options and warrants to purchase 2,435,000 shares of Common Stock upon exercise. Additionally, there are outstanding Cdn $9,952,000 Class "A" Preferred Shares of Dominion Bridge which are held by UDIL and convertible into the Company's Common Stock. To the extent that the shares underlying the options, warrants and Class "A" Preferred Shares enter the market, the price of the Common Stock in the market may be substantially reduced. For the term of the options and warrants issued by the Company, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Stock, with a resulting dilution in the interest of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such options and warrants. The holders of such options and warrants may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided therein.

         15. STAGGERED BOARD OF DIRECTORS. The Company's Certificate of Incorporation provides for a staggered Board of Directors pursuant to which the Board is divided into three classes of directors and the members of only one class (or one-third of the Board) are elected each year to serve a three-year term. A director may be removed only for cause by a vote of the holders of eighty percent (80%) of the voting power of the Company's outstanding securities. This provision makes it more difficult to change majority control of the Board which may discourage attempts by third parties to make a tender offer or otherwise obtain control of the Company, even if such attempt would be beneficial to the Company and its stockholders.

         16. DIVIDENDS NOT LIKELY. The Company does not intend to declare or pay cash dividends in the foreseeable future. Earnings, if any, are expected to be retained to finance and develop its businesses. See "DESCRIPTION OF SECURITIES."

         17. AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of up to an aggregate of 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. The Company has no present intention to issue any additional shares of its preferred stock. However, there can be no assurance that the preferred stock of the Company will not be issued at some time in the future.

         18. EXCHANGE RATE FLUCTUATIONS. Although the Company's financial results are reported in United States dollars, a substantial portion of its business is conducted in other currencies, principally the Canadian dollar. The exchange rate between the Canadian and United States dollars, although historically less volatile than that of certain other currencies, has varied significantly over the last five years.

         19. DIVESTED BUSINESSES. Effective July 1, 1994, the Company decided to divest the Canadian commodity fastener distribution businesses formerly conducted by Edinov Corporation. The transaction was completed on December 20, 1994 by the receipt of Cdn. $1,000,000 in cash and Cdn. $5,135,000 preferred shares of the acquiror. These preferred shares are redeemable at varying amounts annually through the year 2009, commencing at Cdn. $250,000 in 1995 and 1996 and Cdn. $350,000 each year thereafter. The Company's ability to realize the value of the preferred shares is dependent on future operations of the divested businesses. There can be no assurance that the future operations of the divested businesses will be profitable and that the preferred shares held by the Company will be able to be redeemed.


                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the nature of his or her position, office, or other material relationship to the Company and the number of shares of Common Stock of each such Selling Stockholder (1) owned of record as of January 25, 1996, (2) which are to be registered hereunder, and (3) the amount of Common Stock to be owned by each such Selling Stockholder assuming the exercise of all options granted under the 1995 Plan and the Option Agreements and the sale of all shares registered hereunder. There can be no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Common Stock offered by them pursuant to this Prospectus.


 Name and Relationship        Number of Shares                             Amount of Common Stock
 to the Corporation                owned             Number of Shares         to be Owned After
                             as of January 25,       to be Registered          Sales of Shares
                                    1996                                    Registered Hereunder
-----------------------------------------------------------------------------------------------------
 Michel L. Marengere             1,631,766                675,000                     1,631,766
 Chief Executive
 Officer,
 Chairman of the Board

 Nicolas Matossian                115,000                 300,000                       115,000
 President and Chief
 Operating Officer

 Robert Chartier                     0                    100,000                             0
 Vice President and
 Corporate Comptroller

 Micheline Prud'homme              80,300                  75,000                        80,300
 Secreary and Director

 Rene Amyot                        85,000                  50,000                        85,000
 Director
=====================================================================================================


                              PLAN OF DISTRIBUTION

         The Common Stock may be sold from time to time by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made on NASDAQ, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of these shares, although it has paid the expenses of preparing this Prospectus and the related Registration Statement. The Selling Stockholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation, Rules 10b-5, 10b-6 and 10b-7 thereunder.


                          DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company is authorized to issue 20,000,000 shares of Common Stock, of which 15,497,582 were outstanding as of February 1, 1996.

         Holders of Common Stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights.

         Holders of Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of Common Stock are not redeemable and have no pre-emptive or similar rights. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

         Within the limits and restrictions contained in the Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"), in one of more series, and to fix, as to any such series, the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights, and any other preference or special rights and qualifications.

         Shares of Preferred Stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time consuming. For example, shares of Preferred Stock could be issued with certain rights which might have the effect of diluting the percentage of Common Stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid which the Board of Directors determines is not in the best interest of the Company and its stockholders. This provision may be viewed as having possible anti-takeover effects. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices. The Board of Directors has not authorized any series of Preferred Stock, and there are no agreements, understandings or plans for the issuance of any Preferred Stock.


                                 LEGAL MATTERS

         Legal matters with respect to the Common Stock being offered hereby have been passed upon for the Company by Clark, Ladner, Fortenbaugh & Young, Philadelphia, Pennsylvania. On February 6, 1996, the partners, of counsel, associates and other non-clerical employees of Clark, Ladner, Fortenbaugh & Young and their spouses did not beneficially own any shares of the Common Stock of the Corporation.


                                INDEMNIFICATION

         The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Act") which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Act, the Company may indemnify each of its directors and officers against his expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer or director to the extent he acted in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the Board of Directors.

         Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issuer.

                                    EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Report on Form 10-KSB for the fiscal year ended September 30, 1995 and 1994, have been so incorporated in reliance on the reports of Ernst & Young, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission are incorporated herein by reference:

         (a) The Company's Form 10-KSB/A for the fiscal year ended September 30, 1995 filed on February 15, 1996;

         (b) The Company's quarterly report on Form 10-Q for the quarterly period December 31, 1995 filed on February 8, 1996;

         (c) The Company's Current Report on Form 8-K filed on January 29, 1996; and

         (d) In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Act (prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold), shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14 (FORM S-3).  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the offering of shares pursuant to that portion of the Registration Statement on Form S-3 are listed below. The Corporation will pay each of these expenses.


         Filing Fee -- Securities and Exchange
         Commission   . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 3,315.77

         Fees and Expenses of the Company's
         Counsel and Auditors*  . . . . . . . . . . . . . . . . . . . . . .  $ 7,500.00

         Duplicating Expenses*  . . . . . . . . . . . . . . . . . . . . . .  $   500.00

         Miscellaneous Expenses*  . . . . . . . . . . . . . . . . . . . . .  $ 1,000.00

           Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $12,315.77

         ---------------------
           *  Estimated



ITEM 3 (FORM S-8).  INCORPORATION OF DOCUMENTS BY REFERENCE.

         Incorporated by reference into this Registration Statement are (a) the Company's Form 10-KSB/A for the fiscal year ended September 30, 1995 filed on February 15, 1996; (b) the Company's quarterly report on Form 10-Q for the quarterly period ended December 31, 1995 filed on February 8, 1996; (c) the Company's Current Report on Form 8-K filed on January 29, 1995; and (d) all documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4 (FORM S-8).  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5 (FORM S-8).  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Legal matters with respect to the Common Stock being offered hereby have been passed upon for the Corporation by Clark, Ladner,

Fortenbaugh & Young, Philadelphia, Pennsylvania. On February 6, 1996, the partners, of counsel, associates and other non-clerical employees of Clark, Ladner, Fortenbaugh & Young and their spouses did not beneficially own any shares of the Company's Common Stock.

ITEM 6 (FORM S-8) AND ITEM 15 (FORM S-3). INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Act") which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Act, the Company may indemnify each of its directors and officers against his expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer or director to the extent he acted in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the Board of Directors.

         Reference is made to Item 9 (Form S-8) and Item 17 (Form S-3) for the undertakings of the Company with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended.

ITEM 7  (FORM S-8).  EXEMPTION FROM REGISTRATION CLAIM.

         Not Applicable.

ITEM 8  (FORM S-8) AND ITEM 16  (FORM S-3).  EXHIBITS.


4.0      Copy of Specimen Stock Certificate (Incorporated by reference to
         Exhibit 4.0 of the Registration Statement on Form S-3 filed on January 26, 1995).

4.1      Cedar Group, Inc. 1995 Stock Option Plan (Incorporated by reference to
         Exhibit 10 of the Form 10-KSB filed on December 29, 1995).

4.2 Stock Option Agreement between Michel Marengere and the Company dated November 19, 1993.

4.3 Stock Option Agreement between Rene Amyot and the Company dated November 19, 1993.

4.4 Stock Option Agreement between Micheline Prud'homme and the Company dated November 19, 1993.

5        Opinion of Counsel.

23       Consent of Independent Auditors.



ITEM 9  (FORM S-8) AND ITEM 17 (FORM S-3).  UNDERTAKINGS.

         The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Act;

                 (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purposes of determining any liability under the Act, each filing of the Company's Annual Report pursuant to Section 13(a) or
Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To deliver or cause to be delivered with the Prospectus to each employee to whom the Prospectus is sent or given, a copy of its Annual Report to Stockholders for its last fiscal year, unless such employee otherwise has received a copy of such Report, in which case the Company shall state in the Prospectus that it will promptly furnish, without charge, a copy of such Report on written request of the employee. If the last fiscal year of the Corporation has ended within 120 days prior to the use of the Prospectus, the Annual Report for the preceding fiscal year may be so delivered, but within such 120 day period the Annual Report for the last fiscal year will be furnished to each such employee.

         (6) To deliver or cause to be delivered to all optionees under the 1995 Plan, who do not otherwise receive such material as stockholders of the Company, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements, and other communications distributed to its stockholders generally.

         (7) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 14th day of February, 1996.

                               CEDAR GROUP, INC.



By: /s/ MICHEL MARENGERE                   By: /s/ ROBERT CHARTIER
   ---------------------------                ----------------------------
   Michel Marengere                           Robert Chartier
   Chief Executive Officer and                Principal Accounting Officer
         Chairman of the Board of
         Directors

By: /s/ NICOLAS MATOSSIAN
   ---------------------------
   Nicolas Matossian
   President and Chief Operating Officer
   (Principal Financial Officer)





         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signatures" constitutes and appoints Michel L. Marengere and Chris Theodoropoulos, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         SIGNATURE                          TITLE                             DATE
         ---------                          -----                             ----
/s/ MICHEL MARENGERE              Chief Executive Officer                    February 14, 1996
------------------------          and Chairman of the
    Michel Marengere              Board of Directors


 /s/ RENE AMYOT                   Director                                   February 14, 1996
------------------------
    Rene Amyot


/s/ MICHELINE PRUD'HOMME          Director and Secretary                     February 14, 1996
------------------------
   Micheline Prud'homme


 /s/ REYNALD LEMIEUX              Director                                   February 14, 1996
------------------------
   Reynald Lemieux


                                  Director
------------------------
   Rt. Hon. Marc Lalonde

                                  Director
------------------------
   Louis Berlinguet

                                 EXHIBIT INDEX


4.0      Copy of Specimen Stock Certificate (Incorporated by reference to
         Exhibit 4.0 of the Registration Statement on Form S-3 filed on January 26, 1995).

4.1      Cedar Group, Inc. 1995 Stock Option Plan (Incorporated by reference to
         Exhibit 10 of the Form 10-KSB filed on December 29, 1995).

4.2 Stock Option Agreement between Michel Marengere and the Company dated November 19, 1993.

4.3 Stock Option Agreement between Rene Amyot and the Company dated November 19, 1993.

4.4 Stock Option Agreement between Micheline Prud'homme and the Company dated November 19, 1993.

5        Opinion of Counsel.

23       Consent of Independent Auditors.